Filed Pursuant to Rule 433 Registration No. 333-162621 Issuer Free Writing Prospectus dated July 16, 2010 Relating to Preliminary Prospectus dated July 16, 2010

Cautionary and Forward Looking Statements

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting our web site at www.riverviewbank.com. Alternatively, we, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (800) 726-0557.

The Private Securities Litigation Report Act of 1995 provides a “safe harbor” for certain forward-looking statements. This presentation contains forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance or business. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause future results to differ materially from historical results or those anticipated. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “goals,” “would,” “could,” “should” and other expressions which indicate future events and trends identify forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which is based only on information known to us, speak only as of their dates, and if no date is provided, then such statements speak only as of today. There are a number of important factors that could cause future results to differ materially from historical results or those anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Office of Thrift Supervision, or OTS, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions we have entered into with the OTS and the possibility that our noncompliance could result in the imposition of additional enforcement actions and additional requirements or restrictions on our operations; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock and interest or principal payments on our junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and our quarterly reports on Form 10-Q.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Use of Non-GAAP Financial Measures

Tangible equity, tangible common equity and tangible common equity to tangible assets are non GAAP financial measures. We calculate tangible equity by excluding the balance of goodwill and other intangible assets from shareholders’ equity. We calculate tangible common equity by excluding preferred equity from tangible equity. We calculate tangible assets by excluding the balance of goodwill and other intangible assets from total assets. We believe that this is consistent with the treatment by our bank regulatory agencies, which exclude goodwill and other intangible assets from the calculation of risk-based capital ratios. Accordingly, management believes that these non-GAAP financial measures provide information to investors that is useful in understanding the basis of our risk-based capital ratios. In addition, by excluding preferred equity (the level of which may vary from company to company), it allows investors to more easily compare our capital adequacy to other companies in the industry who also use this measure.

These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculations of tangible common equity and tangible assets, these presentations may not be comparable to other similarly titled measures as calculated by other companies. Reconciliations of the non-GAAP financial measures are provided in Appendix A and in the “Summary of Selected Consolidated Financial Information” section of the prospectus.

Offering Summary

Issuer Riverview Bancorp, Inc. (NASDAQ: RVSB)

Type of Security Common Stock Transaction Size $20.0 million

Over-Allotment Option 15% ($3.0 million)

Share Price $2.39 (as of July 13, 2010)

Pre-Offering Market Capitalization $26.2 million

Pre-Offering Shares Outstanding 10,923,773 (as of March 31, 2010)

Use of Proceeds Opportunistic growth, supporting the capital needs of the Bank, and general corporate purposes

Expected Pricing Date July / August 2010

Lead Manager Wunderlich Securities, Inc.

Co-Manager Howe Barnes Hoefer & Arnett, Inc.

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BANCORP

Company Profile

5 COWLITZ COUNTY

5 SKAMANIA COUNTY

1 Vancouver, WA

CLARK COUNTY

KLICKITAT COUNTY

912 4 6 7 15 8 11 2 13 10 14 3

MULTNOMAH COUNTY

17 16 205

Portland, OR

5 CLACKAMAS COUNTY

MARION COUNTY 18

WASHINGTON OFFICES OREGON OFFICES

1. Battle Ground

2. Camas

3. Goldendale

4. Hazel Dell

5. Longview

6. MacArthur

7. Orchards

8. Riverview Center

9. Salmon Creek

10. Stevenson

11. Tech center

12. Vancouver Main

13. Washougal

14. White Salmon

15. 162nd Place

16. Wood Village Wal-Mart

17. Gateway

18. Aumsville

Headquarters

Vancouver, WA (Portland, OR MSA)

Founded

1923

Total Assets (at March 31, 2010)

$838.0 million

Shareholders’ Equity (at March 31, 2010)

$83.9 million

Average Volume(1)

21,444 shares per day

Insider Ownership

18%, including ESOP

Institutional Ownership

13%

Riverview Asset Mgmt. Corp. (RAMCorp)

Subsidiary of the Bank, with $279.5 million

Assets under Management

Portland/Vancouver is 23rd largest MSA

Portland, OR is 6th largest city on West Coast

(1) 90-day average at July 12, 2010

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Management and Culture

The ESOP fosters an ownership mentality for all employees and is a powerful asset to the organization

Significant Director and Management Ownership

Management believes strongly in employee education and development for the good of customers, shareholders, and the employees

The Bank has been an active community stalwart since 1923

The Company has consistently been recognized by the community and the employees as a Best Place to Work in Washington

Experienced Management Team

Management (Age) Position Years with RVSB Industry

Patrick Sheaffer (70) Chairman & CEO 46 46

Ronald A. Wysaske (57) Director, President & COO 34 34

David A. Dahlstrom (59) Executive Vice President & CCO 8 34

James D. Baldovin (51) Executive Vice President of Retail Banking 7 29

Kevin J. Lycklama (33) Executive Vice President & CFO 4 10

John A. Karas (61) Chairman, CEO & President, RAMCorp (Trust) 11 30

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Offering Rationale

Drive shareholder value & strengthen RVSB’s capacity for growth

Strengthen RVSB’s ability to capitalize on current and future dislocation in our markets

- Expand Market Share and Core Deposit Funding

Augment already increasing capital levels

- Risk based capital ratios improved in excess of 60 b.p. in past 12 months

- RVSB did NOT participate in TARP – NO FUNDS REQUIRED TO

REDEEM TARP

Continue to retain and acquire key banking professionals

Cushion against uncertain regulatory and economic environment

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BANCORP

Organic Growth Opportunities

Summary Market Share

(By County)

Excellent growth potential in 2.5 million-person market

Continue organic expansion of low-cost core deposits

Market presence provides brand recognition to capitalize on new clients dislocated from troubled institutions, bank failures and consolidation

County # of branches RVSB Deposits in Market ($000) Total Deposits in Market ($000) Market Share (%) Market Rank

Clark 10 445,042 4,125,636 10.79 4

Cowlitz 1 22,470 1,010,431 2.22 9

Klickitat 2 66,496 235,665 28.22 3

Marion 1 23,057 3,445,864 0.67 15

Multnomah 3 55,581 16,221,246 0.34 19

Skamania 1 37,530 71,576 52.43 1

Deposit Market Share: Combined Counties

(Clark, Cowlitz, Klickitat, Marion, Multnomah, Skamania)

Market Rank Institution (State) # of branches Deposits in Market ($000) Market Share (%)

1 Bank of America Corp. (NC) 42 5,764,124 23.0%

2 U.S. Bancorp (MN) 72 4,734,810 18.9%

3 Wells Fargo & Co. (CA) 51 3,500,767 13.9%

4 JPMorgan Chase & Co. (NY) 46 2,187,465 8.7%

5 KeyCorp (OH) 28 1,845,689 7.4%

6 Umpqua Holdings Corp. (OR) 19 881,894 3.5%

7 West Coast Bancorp (OR) 24 795,000 3.2%

8 First Independnt Invts Grp Inc (WA) 19 771,446 3.1%

9 Riverview Bancorp Inc. (WA) 18 650,176 2.6%

10 Cowlitz Bancorp. (WA) 6 503,223 2.0%

11 BNP Paribas SA 7 406,645 1.6%

12 Cascade Bancorp (OR) 4 378,401 1.5%

13 Sterling Financial Corp. (WA) 9 345,678 1.4%

14 Washington Federal Inc. (WA) 5 270,081 1.1%

15 Mitsubishi UFJ Finl Grp Inc 3 263,522 1.0%

16 PTB Corporation (OR) 2 226,711 0.9%

17 Merchants Bancorp (OR) 4 191,975 0.8%

18 Columbia Banking System Inc. (WA) 7 187,058 0.7%

19 Albina Community Bancorp (OR) 5 179,652 0.7%

20 HomeStreet Inc. (WA) 2 164,913 0.7%

Grand Total 395 25,110,418

Total Deposits: $688.0 million as of 3/31/10

Source: SNL Financial, as of June 30, 2009

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Support Balance Sheet Growth

As of March 31, 2010

Actual As Adjusted (1)

dollars in thousands, except per share data

RVSB Pro forma with Offering (Mar 2010)

Regional Peers (Mar 2010) 14.42%

Shares outstanding 10,923,773 19,257,106

Total shareholders’ equity $ 83,934 $ 102,284

Intangible assets (2) $ 26,395 $ 26,395

Tang. shareholders’ equity $ 57,539 $ 75,889

Per Share Data:

Book value per share $ 7.68 $ 5.31

Tang. book value per share $ 5.27 $ 3.94

Capital Ratios(1):

Tang. Equity / Tang. Assets(2) 7.09% 9.14%

Regulatory Ratios (Riverview Community Bank)(3):

Leverage ratio 9.84% 11.69%

Tier 1 capital ratio 10.85% 13.16%

Total capital ratio 12.11% 14.42%

(1) Assumes net proceeds of $18.4 million from the common stock offering and share price of $2.40

(2) See Appendix A for reconciliation of non-GAAP financial measures

(3) Assumes $17.0 million of net proceeds are contributed to Riverview Community Bank.

Strong Ratios Relative to Peers

16% 14% 12% 10% 8% 6% 4% 2% 0%

9.14% 6.09% 11.69% 9.76% 13.16% 12.85%12.93%

Tang. Common Equity/Tang. Assets Tier 1 Leverage Tier 1 Capital Total Risk Based Capital

Note: Pro forma ratios assumes net proceeds of a $18.4 million common stock offering.

Regional peers include: AWBC, BANR, CACB, CASB, COLB, CWLZ, HFWA, PCBK, PRWT, TSBK, WCBO

Source: SNL Financial and Company reports

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Strategic Direction

Continue Expansion of Product Offerings

Prudently increase commercial lending capacity

Continue to focus on asset quality

Enhance commercial cash management capabilities

Further growth of fee income business

- continue growth of assets under management at RAMCorp.

- merchant processing

Continue Growth of Core Deposit Franchise

Further expand into the Portland market

Opportunistically acquire teams, branches, or whole banks within our market areas

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# Financial Metrics

| *($000s, except per share data)* | At or for the Fiscal Year Ended March 31, | | | | |
|---|---|---|---|---|---|
| | 2010 | 2009 | 2008 | 2007 | 2006 |
| **Operations Data:** | | | | | |
| Net interest income | $ 34,886 | $ 33,667 | $ 34,952 | $ 36,518 | $ 32,352 |
| Provision for loan and lease losses | 15,900 | 16,150 | 2,900 | 1,425 | 1,500 |
| Noninterest income | 7,266 | 5,530 | 8,882 | 9,034 | 8,837 |
| Noninterest expenses | 34,973 | 27,259 | 27,791 | 26,353 | 25,374 |
| Net income (loss) | (5,444) | (2,650) | 8,644 | 11,606 | 9,738 |
| **Share Data:** | | | | | |
| Earnings (loss) per share - diluted | $ (0.51) | $ (0.25) | $ 0.79 | $ 1.01 | $ 0.86 |
| Book value per share | 7.68 | 8.12 | 8.48 | 8.56 | 7.94 |
| Tangible book value per share [1] | 5.27 | 5.69 | 6.06 | 6.28 | 5.62 |
| **Balance Sheet Data:** | | | | | |
| Assets | $ 837,953 | $ 914,333 | $ 886,849 | $ 820,348 | $ 763,847 |
| Loans and leases, net | 712,837 | 784,117 | 756,538 | 682,951 | 623,016 |
| Deposits | 688,048 | 670,066 | 667,000 | 665,405 | 606,964 |
| Shareholders' equity | 83,934 | 88,663 | 92,585 | 100,209 | 91,687 |
| Non-performing assets | 49,336 | 41,741 | 8,171 | 226 | 415 |
| **Financial Ratios:** | | | | | |
| Return on average equity | (6.00%) | (2.85%) | 8.92% | 11.88% | 10.95% |
| Return on average tangible equity [1] | (8.29%) | (3.84%) | 12.36% | 16.45% | 15.44% |
| Return on average assets | (0.62%) | (0.29%) | 1.04% | 1.43% | 1.36% |
| Efficiency ratio | 82.97% | 69.50% | 63.40% | 57.85% | 61.60% |
| Net interest margin | 4.39% | 4.08% | 4.66% | 5.01% | 5.03% |
| Net loans and leases to deposits | 103.60% | 117.02% | 113.42% | 102.64% | 102.64% |
| Net charge-offs to average loans and leases | 1.48% | 1.24% | 0.12% | 0.00% | 0.10% |
| Non-performing loans to total loans | 4.90% | 3.44% | 1.00% | 0.03% | 0.07% |
| Allowance for loan losses to total loans | 2.95% | 2.12% | 1.39% | 1.25% | 1.15% |
| Average equity to average assets | 10.29% | 10.29% | 11.65% | 12.01% | 12.39% |
| **Bank Regulatory Capital Ratios:** | | | | | |
| Total risk-based capital ratio | 12.11% | 11.46% | 10.99% | 11.38% | 11.48% |
| Tier 1 risk-based capital ratio | 10.85% | 10.21% | 9.78% | 10.22% | 10.42% |
| Leverage Ratio | 9.84% | 9.50% | 9.29% | 9.60% | 9.70% |

(1) See Appendix A for reconciliation of non-GAAP financial measures

Riverview BANCORP

11

Loan Portfolio – March 31, 2010

Loan Portfolio - $734MM

Commercial Business 15%

Consumer 0.4%

1-4 Family Residential 12%

Multi-Family 5%

Commercial Construction 5%

Land & Residential Construction 15%

CRE Owner Occupied 15%

CRE Non-Owner Occupied 33%

CRE Diversity - $351MM

Warehouse & Industrial 13%

Office Building 26%

Other 2%

Restaurant 4%

Auto Repair 6%

Recreational/School 4%

Hospitality 11%

Assisted Living 11%

Retail 23%

Average Yield: 6.03% 4Q 2010 Average Loan Size: $1.1 million

Source: Company Information as of 3/31/2010

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Non-Performing Assets - $49MM

$ in millions FQ4 2010 FQ3 2010 FQ2 2010 FQ1 2010

NPLs $36.0 $36.4 $36.1 $41.1

OREO $13.3 $23.1 $20.5 $16.0

Net Charge-offs $2.4 $4.3 $2.9 $1.5

Loan Loss Reserves $21.6 $18.2 $18.1 $17.8

Residential Construction 24%

Land Acquisition & Development 24%

Commercial RE 6%

Commercial 13%

Residential Lots 9%

Raw Land 10%

Single Family-Existing 0.4%

Single Family-New 3%

Condo 6%

1-4 Family Residential 5%

OREO

At March 31, 2010:

NPLs / Gross Loans: 4.90%

NCOs / Avg. Loans (FQ4): 1.34%

LLR / Loans 2.95%

LLR / NPLs 60.10%

Source: Company information as of 3/31/2010

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Credit Risk Management

Experienced Chief Credit Officer and team with experience through historically tough credit cycles

Tightened underwriting guidelines, including loan to values, debt coverage, guarantor requirements and property types

Significantly increase Special Assets Group personnel and address problem loans

Aggressive and proactive approach to identifying and addressing problem loans

Residential construction loans reduced 52% since March 2009 and are now less than 5% of total loan portfolio

Continued emphasis on cash flow lending and disciplined underwriting, with enhanced controls for valuations and credit process

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Deposit Composition – March 31, 2010

Total Deposits - $688MM

Savings 5%

Non-Interest Checking 12%

Interest Checking 10%

CDs under $100,000 17%

CDs over $100,000 21%

CDARS 5%

Money Market 30%

Business Deposits - $221MM

Non-Interest Checking 32%

Interest Checking 12%

CDs under $100,000 4%

CDs over $100,000 17%

CDARS 7%

Money Market 27%

Savings 1%

Cost of Deposits – 1.27% (FQ4)

$32 billion potential in Portland MSA

Riverview ranked #10 in Portland MSA(1)

Source: FDIC, Company information as of 3/31/2010

(1)As of 6/30/09

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Core Deposits

Core Branch Deposits

$Millions

$660

$640

$620

$600

$580

$560

6.8% AGR

Dec 08 Mar 09 June 09 Sept 09 Dec 09 Mar 10

Deposit Franchise

Core Branch Deposits / Total Deposits = 95.1%

Core Branch Deposit includes all demand, savings & interest checking accounts, plus all time deposits and excludes brokered, Trust, IOLTA, public funds and QwickRate CDs.

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BANCORP

Expanding Net Interest Margin

RVSB Regional Peers National Peers

4.60%

4.40%

4.20%

4.00%

3.80%

3.60%

3.40%

3.20%

3.00%

Mar 09 June 09 Sept 09 Dec 09 Mar 10

Regional Peers include: AWBC, BANR, CACB, CASB, COLB, CWLZ, HFWA, PCBK, PRWT, TSBK, WCBO (11 companies)

National Peers includes all publicly traded US Commercial Banks with assets between $750 million and $1 billion

Source: SNL Financial and Company Reports

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Peer Comparison – March 31, 2010

RVSB Regional Peer Group RVSB Rank (Out of 12) National Peer Group RVSB Rank (Out of 83)

Net Interest Margin 4.54% 3.58% 3 3.53% 7

LLR/Loans 2.95% 3.00% 6 1.84% 18

LLR/NPLs 60.10% 39.91% 2 65.05% 35

Tangible Equity/Tangible Assets(1) 9.14% 6.09% 3 7.62% 21

(1) Pro forma assuming net proceeds of $18.4 million from the common stock offering

Regional Peers include: AWBC, BANR, CACB, CASB, COLB, CWLZ, HFWA, PCBK, PRWT, TSBK, and WCBO (11 companies)

National Peers includes all publicly traded US Commercial Banks with assets between $750 million and $1 billion

Source: Company reports, SNL Data

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Financial Services

Core Banking Services – Deposits, Loans & e-Banking

Commercial Lending & Cash Management

Mortgage Origination and Servicing

Merchant Bankcard Services

MoneyPass® Network with over 16,000 ATMs

Trust & Asset Management (RAMCorp.)

Investment Services (RAMCorp.)

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Non-Interest Income

Non-Interest Income

Fees & Service Charges 45%

Other 4%

Loan Sales 11%

BOLI 7%

Riverview Mortgage 10%

RAMCorp 23%

RAMCorp. Fee Rev. & AUM

Fees in thousands

$2,500

$2,000

$1,500

$1,000

$500

$0

Mar 99 Mar 01 Mar 03 Mar 05 Mar 07 Mar 09 Mar 10

AUM in millions

$350

$300

$250

$200

$150

$100

$50

$0

Fees AUM

Non-Interest Income: $7.3 million (FY 2010)

17.2% of Total Income

Source: Company reports

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June 2010 Quarterly Financial Highlights

At or for Three Months Ended,

($000s, except per share data) June 30, 2010 March 31, 2010 June 30, 2009

Operations Data:

Net interest income $ 9,018 $ 8,567 $ 8,680

Provision for loan and lease losses 1,300 5,850 2,350

Noninterest income 2,236 1,846 2,103

Noninterest expenses 7,265 11,926 7,988

Net income (loss) 1,765 (4,703) 343

Share Data:

Earnings (loss) per share - diluted $ 0.16 $ (0.44) $ 0.03

Book value per share 7.85 7.68 8.16

Tangible book value per share(1) 5.43 5.27 5.73

Balance Sheet Data:

Assets $ 863,424 $ 837,953 $ 920,390

Loans and leases, net 697,795 712,837 760,283

Deposits 715,573 688,048 649,068

Shareholders’ equity 85,718 83,934 89,114

Non-performing Assets 47,862 49,336 57,069

Financial Ratios:

Return on average equity 8.19% (21.23%) 1.52%

Return on average tangible equity(1) 11.79% (30.07%) 2.15%

Return on average assets 0.84% (2.22%) 0.15%

Efficiency ratio 64.55% 114.53% 74.08%

Net interest margin 4.79% 4.54% 4.25%

Net loans and leases to deposits 97.52% 103.60% 117.13%

Net charge-offs to average loans and leases 1.86% 1.34% 0.78%

Non-performing loans to total loans 4.59% 4.90% 5.28%

Allowance for loan losses to total loans 2.73% 2.95% 2.28%

Shareholders’ equity to total assets 9.93% 10.02% 9.68%

Bank Regulatory Capital Ratios:

Total risk-based capital ratio 12.61% 12.11% 11.91%

Tier 1 risk-based capital ratio 11.36% 10.85% 10.66%

Leverage Ratio 9.78% 9.84% 9.50%

(1) See Appendix A for reconciliation of non-GAAP financial measures

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Why Riverview?

Strong revenue generator, growing margins and diverse non-interest income

- Net interest margin expanded for 5th consecutive quarter to 4.54%

Well positioned to grow balance sheet

- Attractive and growing core deposit base with existing 17 branch network

- Growth potential within a large, attractive market

- Opportunities to take advantage of dislocations within RVSB’s market areas

Risk-balanced loan portfolio with a controlled credit culture

- NPAs continue to trend down, declining 17.0% during 4th quarter

- Reserves/Loans of 2.95% and Coverage Ratio of 60.10%

Seasoned management team with proven track record

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Appendix A

Tangible Equity, Tangible Common Equity and Tangible Assets

($ in 000s) At March 31, 2010

Reconciliation of non-GAAP financial measures:

Shareholders’ equity $ 83,934

Goodwill 25,572

Other intangible assets, net 823

Tangible equity $ 57,539

Preferred equity -

Tangible common equity $ 57,539

Total assets 837,953

Goodwill 25,572

Other intangible assets, net 823

Tangible assets $ 811,558

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